As filed with the Securities and Exchange Commission on February 23, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARVANA CO.
(Exact name of registrant as specified in its charter)

Delaware	81-4549921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
300 E. Rio Salado Parkway Tempe, Arizona	85281
(Address of Principal Executive Offices)	(Zip Code)

Carvana Co. 2017 Omnibus Incentive Plan
(Full Title of the Plan)

Ernest Garcia III
President, Chief Executive Officer and Chairman
300 E. Rio Salado Parkway
Tempe, Arizona 85281
Telephone: (602) 852-6604
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.
Robert E. Goedert, P.C.
Michael P. Keeley, P.C.
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Carvana Co. (the “Company”) is filing this Registration Statement on Form S-8 with the United States Securities and Exchange Commission (the “SEC”) to register up to 2,284,784 additional shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), and the associated preferred stock purchase rights (the “Purchase Rights”), reserved for issuance under the Carvana Co. 2017 Omnibus Incentive Plan (as amended on June 5, 2017, August 22, 2017, and May 1, 2023, the “Plan”) as a result of the annual evergreen increase under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be delivered to the participants in the Carvana Co. 2017 Omnibus Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this Registration Statement:

•The Company’s annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;

•The Company’s current report on Form 8-K filed on January 16, 2024;

•The description of the Company’s securities included as Exhibit 4.28 to the Company’s annual report on Form 10-K, filed with the SEC on February 22, 2024, and all amendments thereto and reports filed for the purpose of updating such description; and

•The description of the Purchase Rights as set forth in the Company’s Registration Statement on Form 8-A filed with the Commission on January 17, 2023 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K), after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents. Any report, document or portion thereof that is “furnished” to, but not “filed” with, the SEC under the federal securities laws shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the Class A Common Stock and Purchase Rights offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company is a party to indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities arising under the Securities Act.

The Company maintains standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Carvana Co., dated April 27, 2017 (incorporated by reference to Exhibit 3.1 to Carvana Co.’s Current Report on Form 8-K filed with the SEC on May 3, 2017).

4.2	Amended and Restated Bylaws of Carvana Co., dated April 27, 2017 (incorporated by reference to Exhibit 3.2 to Carvana Co.’s Current Report on Form 8-K filed with the SEC on May 3, 2017).
4.3
Amended and Restated Section 382 Rights Agreement, dated as of July 18, 2023, by and between Carvana Co. and Equiniti Trust Company, LLC, as rights agent. (incorporated by reference to Exhibit 10.5 to Carvana Co.’s Quarterly Report on Form 10-Q filed with the SEC July 19, 2023)

5.1*	Opinion of Kirkland & Ellis LLP.
10.1	Carvana Co. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to Carvana Co.’s Current Report on Form 8-K filed with the SEC on May 3, 2017).
10.2	First Amendment to 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Carvana Co.’s Quarterly Report on Form 10-Q filed with the SEC on June 6, 2017).
10.3	Second Amendment to 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Carvana Co.’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2017).
10.4	Third Amendment to 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Carvana Co.’s Current Report on Form 8-K filed with the SEC on May 3, 2023).
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature pages hereto).
107*	Filing Fee Table.
* Filed herewith.

Item 9. Undertakings.

1. The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on this the 23rd day of February, 2024.

CARVANA CO.

By:	/s/ Ernest C. Garcia, III
	Name:	Ernest C. Garcia, III
	Title:	President, Chief Executive Officer and Chairman

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Breaux and Stephen Palmer and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 23, 2024.

Signature	Title

/s/ Ernest C. Garcia, III	President, Chief Executive Offer and Chairman
Ernest C. Garcia, III	(Principal Executive Officer)

/s/ Mark Jenkins	Chief Financial Officer
Mark Jenkins	(Principal Financial Officer)

/s/ Stephen Palmer	Vice President of Accounting and Finance
Stephen Palmer	(Principal Accounting Officer)

/s/ Dan Quayle	Director
Dan Quayle

/s/ Michael Maroone	Director
Michael Maroone

/s/ Neha Parikh	Director
Neha Parikh

/s/ Ira Platt	Director
Ira Platt

/s/ Greg Sullivan	Director
Greg Sullivan